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                                                            JOHN HARLAND COMPANY
                                                        Moderator: Vickie Weyand
                                                             07-24-00/9:00 am CT
                                                           Confirmation # 421623
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                                                                 EXHIBIT (A)(12)

           EXCERPTS FROM TRANSCRIPT FROM JULY 24, 2000 CONFERENCE CALL

                              JOHN HARLAND COMPANY

                            MODERATOR: VICKIE WEYAND
                                  JULY 24, 2000
                                   9:00 AM CT



Operator:         Good day, everyone, and welcome to John Harland's second
         quarter earnings release conference call. Just as a reminder, today's call is being recorded.

         At this time for opening remarks and introductions, I'd like to turn the call over to Ms. Vickie Weyand, Vice President of Investor Relations. Please go ahead, ma'am.

Vickie Weyand:    Thank you. Thank you and good morning. We're pleased that
         you're able to join us this morning as we discuss our second quarter results, as well as our recently announced acquisition of Concentrex.

                            [MATERIAL NOT RELEVANT]

Charlie Carden:   [MATERIAL NOT RELEVANT]

         Software sales were also down year-over-year. Our new loan and deposit origination product will be in general release late this month, which will help grow revenue for the remainder of 2000. As we announced last week, the acquisition of Concentrex will also boost revenue growth in this area significantly for the remainder of the year.

                            [MATERIAL NOT RELEVANT]

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                                                            JOHN HARLAND COMPANY
                                                        Moderator: Vickie Weyand
                                                             07-24-00/9:00 am CT
                                                           Confirmation # 421623
                                                                          Page 2

         With respect to the outlook, our financial performance through the first half of the year was strong. We expect the second half of the year to be slightly lower than the first half, reflecting normal seasonal patterns in the check business and continuing softness in Direct Marketing. However we do expect the second half of 2000 to be better than the second half of 1999.

         This outlook excludes the impact of the previously announced dilution of 15 cents per share associated with the acquisition of Concentrex, and the anticipated writeoff of $10 million of acquired research and development at the time of the transaction.

         Now this concludes the financial discussion. At this point, I'll turn the call over to Tim Tuff.

Tim Tuff:         Thanks, Charlie. And thank you - all of you, for joining us this morning.

         We're pleased that we could follow-up last week's important news about the acquisition of Concentrex by reporting strong second quarter earnings. It was our sixth consecutive quarter of year-over-year improved earnings.

                             [MATERIAL NOT RELEVANT]

         Now let me comment a little further on the Concentrex acquisition. Harland's mission is to produce superior returns for our shareholders by being the leading provider of products and services to chosen segments of the financial and educational markets.

         Our proposed acquisition of Concentrex fits right in to this mission. It will expand our customer base, allow us to offer a greater number of products and services, and give us the leading position in key market segments. More importantly from your perspective, it will allow us to produce superior returns for our shareholders.

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                                                            JOHN HARLAND COMPANY
                                                        Moderator: Vickie Weyand
                                                             07-24-00/9:00 am CT
                                                           Confirmation # 421623
                                                                          Page 3

         Concentrex had been on our radar screen for a number of months. And we pursued this opportunity when the timing was right. We believe there is real value for us in Concentrex, especially when combined with our existing software business.

         From a market leadership perspective, Concentrex is Number 1 in loan origination and account opening, with approximately 50% market share. Harland is currently Number 3, with approximately 10% market share.

         Concentrex is also Number 2 in mortgages and Number 2 or Number 3 in core applications for credit unions. Add Harland to the mix, with our Number 1 position in MCIF and our Number 1 or Number 2 position in data-marts, and we believe that we'll be a strong player in the financial software arena.

         From a financial perspective, Concentrex has approximately $120 million in projected revenues for 2000, almost 1/2 of which is a recurring revenue stream from service and maintenance.

         In terms of EBITDA, 3/4 of Concentrex' revenue base historically produce margins of almost 20%. The remainder of the business has been a major cash drain.

         We believe there are key synergies between the two companies. We will have a much larger customer base, and gain critical mass in software from financial institutions.

         Harland currently has approximately 1100 software customers. And Concentrex reports over 5000. We'll have one of the strongest sales forces in the financial software industry. And we believe that our sales force on the check side can generate leads for our Software group too.

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                                                            JOHN HARLAND COMPANY
                                                        Moderator: Vickie Weyand
                                                             07-24-00/9:00 am CT
                                                           Confirmation # 421623
                                                                          Page 4

         Our products complement each other. In lending and account opening, the combined organization will offer financial institutions a choice of products, depending on their technology needs, Windows or browser-based.

         MCIF and business intelligence solutions enable financial institutions to more effectively analyze customer profitability, devise market strategies, and can identify the next most likely products to be purchased by a customer.

         Our ChannelExpert product writes customized messages to branch call centers for online banking. We see potential synergies between these solutions and Concentrex' online banking offerings.

         We also believe there are significant opportunities for the Ultradata business. And it fits well with our credit union strategy of offering a complete range of products and services that are tightly integrated. Clearly there will be opportunities for cost reductions from the efficiencies gained by combining two public companies.

         We recognize there are turnaround aspects to this acquisition. Financial institutions' concerns about Concentrex' liquidity have contributed to a wait-and-see attitude, which has delayed sales. Harland's strong balance sheet should alleviate that concern.

         And Concentrex has been highly focused on its e-commerce solutions. And this may have negatively impacted its traditional businesses. We believe restoring customer focus and instituting clear bottom-line accountability will address this issue.

         We believe that this acquisition creates substantial value. When combined with Harland's existing operations, we believe this acquisition can generate incremental EBITDA of about $20 million per annum.

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                                                            JOHN HARLAND COMPANY
                                                        Moderator: Vickie Weyand
                                                             07-24-00/9:00 am CT
                                                           Confirmation # 421623
                                                                          Page 5

         Let's put the price of this acquisition into perspective. The largest companies in this sector are Fiserv and Jack Henry, which trade at EBITDA multiples of 19 and 36, respectively.

         In summary, we're pleased with the progress in our traditional businesses. This was a good quarter. But we're confident there are further improvements we can and will make.

         At the same time, we recognize that while there is still opportunity for margin improvement, there are limited opportunities for growth in our traditional Printed Products business.

         We see the Concentrex acquisition providing a growth platform from which Harland can grow further, as well as becoming in its own right a good contributor to Harland's cash flow. With that, I would like to open it up to questions.

Operator:         Thank you, sir. Today's question and answer session will be conducted electronically. Anyone wishing to ask a question, please press star 1 on your touch-tone telephone. Again, that's star 1 to ask a question.

                             [MATERIAL NOT RELEVANT]

Gerald Lewis:     Yes. As far as financial.center, you're close to rolling that out. Do you have - what is kind of the initial demand - outlook there for the product?

Tim Tuff:         I think there's a lot of interest in the product because it is the first browser-based product. So that generates a lot of interest. I think people want to see the full results of the beta before they jump into a new technology.

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                                                            JOHN HARLAND COMPANY
                                                        Moderator: Vickie Weyand
                                                             07-24-00/9:00 am CT
                                                           Confirmation # 421623
                                                                          Page 6

         We're seeing a lot of interest. And as I said, the pipeline is growing encouragingly. And I think we'll have a much better handle on that in - when we announce the results for the next quarter.

Gerald Lewis:     Okay. Based upon your comments, is it fair to say that -
         looking at Concentrex, that their kind of e-commerce revenue is $20 to $30 million? Is that about right for kind of the Internet-based stuff?

Tim Tuff:         I don't think it's as high as that.

Gerald Lewis:     Oh okay.

Tim Tuff:         But I'd refer you to the public documents of Concentrex.

Gerald Lewis:     Okay, okay. I mean, how are - I mean, what is the thought of kind of balancing maybe the kind of large opportunities in that space?

         And it would seem - does it seem like maybe there's maybe some significant investment up-front to kind of seize those opportunities? Or is that something you're interested in doing?

Tim Tuff:         Well they have been, you know, investing quite significantly in that area. And I think they have a number of interesting initiatives underway. And we'll be reviewing them to determine the real profit opportunities in that area.

Gerald Lewis:     Okay.  Thank you.

                             [MATERIAL NOT RELEVANT]

Operator:         And there are no further questions at this time. I'll turn the back - the call back over to you, Ms. Weyand. Please go ahead.

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                                                            JOHN HARLAND COMPANY
                                                        Moderator: Vickie Weyand
                                                             07-24-00/9:00 am CT
                                                           Confirmation # 421623
                                                                          Page 7

Vickie Weyand:    Thank you very much. We appreciate you being on our call this morning as we talked about second quarter earnings and the acquisition of Concentrex. I'll certainly be around all day, as well as the rest of the week, to answer any further questions that you might have. Thank you.

Operator:         And that concludes today's conference. We thank you for your participation. And have a nice day.


                                       END